UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 3)

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Zomedica Pharmaceuticals Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On September 14, 2020, Alliance Advisors, the proxy solicitor for Zomedica Pharmaceuticals Corp. (the “Company”) mailed the following letter to selected shareholders of the Company (the “Shareholders Letter”) in advance of the Company’s annual and special virtual-only meeting of shareholders, scheduled to be held on Friday, September 25, 2020. The Company issued a press release on September 14, 2020 containing the Shareholders Letter. A copy of the press release containing Shareholders Letter is available on the Company’s website at www.zomedica.com.

September 14, 2020

Dear Zomedica Pharmaceuticals Corp. Shareholder:

Our records reflect that you have not yet voted your shares with respect to Proposal 3 to be acted upon at the Annual and Special Virtual-Only Meeting of Zomedica Pharmaceuticals Corp. to be held on Friday, September 25, 2020 at 8:30 a.m., Eastern time, pursuant to which shareholders are being asked to approve a reverse stock split, or consolidation, of our common shares at a ratio between one-for-25 and one-for-50.

The reverse stock split is intended to increase the per share trading price of our common shares in order to maintain the listing of the common shares on the NYSE American exchange. The board believes that it is in the best interest of shareholders to effect a reverse split to maintain our NYSE American listing. Additionally, increasing the trading price of our common shares could increase the interest of institutional and other investors in our common shares and may expand the pool of investors that may consider investing in our company. If we are unable to maintain our NYSE American listing, our common shares would cease to trade on the NYSE American and would trade in the over-the-counter market on either the OTC Bulletin Board or the “pink sheets” maintained by the National Quotation Bureau. We believe the loss of our NYSE American listing would significantly impact the liquidity of your common shares and could negatively affect the trading price of your common shares. As a result, the board recommends that you vote your shares FOR Proposal 3.

Please note that the reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest or proportionate voting power, except for minor adjustment due to fractional shares.

Please vote your shares today by calling (833) 670 – 0700 Monday through Friday, 9:00 a.m. to 10:00 p.m. Eastern Time.

Alternatively, if you wish you can email me your voting instructions at mcarlson@allianceadvisors.com.

Sincerely,

Melissa Carlson

Vice President